Exhibit 10.14
CONSOLIDATED GRAPHICS, INC.
INCENTIVE STOCK OPTION AGREEMENT
Optionee:
1. Grant of Stock Option. As of the Grant Date (identified in Section 21 below), Consolidated Graphics, Inc. (the “Company”) hereby grants an Incentive Stock Option (the “Option”) to the Optionee (identified above), an Employee of the Company, to purchase the number of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), identified in Section 21 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended (the “Plan”). The Plan is hereby incorporated herein in its entirety by reference. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is intended to be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.
2. Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 21 sets forth meanings for certain of the capitalized terms used in this Agreement.
3. Option Term. The Option shall commence on the Grant Date (identified in Section 21 below) and terminate on the tenth (10th) anniversary of the Grant Date as specified in Section 21. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.
4. Option Price. The Option Price per Share is identified in Section 21.
5. Vesting. The total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule (described in Section 21). The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole Shares. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.
6. Method of Exercise. The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day that immediately precedes the proposed exercise date.

7. Method of Payment. Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired, unrestricted Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan and applicable law.
As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates or other evidence of ownership for the number of Shares purchased under the Option.
8. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock may be listed. In addition, Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.
9. Termination of Employment. Voluntary or involuntary termination of the Optionee’s employment with the Company and all of its subsidiaries (“Employment”) shall affect Optionee’s rights under the Option as follows:
(a) Other than due to Death. If Optionee’s Employment is terminated for any reason other than due to his death pursuant to Section 9(b) below, then (i) the non-vested portion of the Option shall immediately expire on the termination of Employment date and (ii) the vested portion of the Option shall expire to the extent not exercised within 90 days from the date of such termination of Employment. In no event may the Option be exercised after the earlier of (i) the expiration of the Option Period or (ii) 90 days from the date of such termination even if Optionee becomes deceased during such period.
(b) Death. If Optionee’s Employment is terminated due to his death, then (i) the non-vested portion of the Option shall immediately expire on the termination of Employment date and (ii) the vested portion of the Option shall expire on the one (1) year anniversary date of the termination date (to the extent not previously exercised by Optionee) or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution. In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the date of termination due to Optionee’s death.
10. Qualification as an Incentive Stock Option. The Optionee understands that the Option is intended to qualify as an “incentive stock option” within the meaning of Code Section 422. The Optionee must meet certain grant size limitations, holding period, and other conditions set forth in Code Section 422 to obtain the federal income tax treatment applicable to the exercise of incentive stock options and the disposition of shares acquired thereby.

The Optionee further understands that the exercise price of Shares subject to the Option has been set by the Committee at a price that the Committee determined to be not less than 100% (or, if the Optionee, at the Grant Date, owned more than 10% of the total combined voting power of the Company’s outstanding voting securities, 110%) of the Fair Market Value, as determined in accordance with the Plan, of a share of Common Stock on the Grant Date. The Optionee acknowledges and agrees that the Company shall not be liable or responsible for any additional tax liability incurred by the Optionee in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an “incentive stock option” within the meaning of the Code Section 422.
11. Disqualifying Disposition. In the event that Shares acquired upon exercise of the Option are disposed of by Optionee in a “Disqualifying Disposition,” Optionee shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. For purposes hereof, “Disqualifying Disposition” means a disposition of Shares that are acquired upon the exercise of the Option prior to the expiration of either two (2) years from the Grant Date or one (1) year from the transfer date of Shares to Optionee pursuant to the exercise of the Option.
12. Independent Legal and Tax Advice. Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.
13. Reorganization of Company. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
14. Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.
15. No Rights in Shares. Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.
16. Investment Representation. Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

17. No Guarantee of Employment. The Option shall not confer upon Optionee any right to any continued Employment or other relationship with the Company or any affiliate thereof.
18. Optionee Confidentiality Obligations. In accepting the Option, Optionee acknowledges that Optionee is obligated under Company’s policy and applicable law to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Company and its affiliates, and that such obligations continue beyond the termination of Employment.
19. Withholding of Taxes. The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes that is required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
20. General.
(a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.
(b) Shares Reserved. The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.
(c) Transferability of Option. The Option is transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code). No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.
(d) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Optionee and Company.
(e) No Guarantee of Tax Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to Optionee or any other person. The Optionee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.
(f) Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g) Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.
(h) Governing Law. The Option shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.
21. Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:
(a)	Optionee:

(b)	Grant Date:

(c)	Shares: (_____) Shares of the Company’s Common Stock.

(d)	Option Price: ($ ) per Share.

(e)	Option Period: through (until 5:00 p.m. CST).

(f)
Vesting Schedule: Options for  _____% of the Shares covered by this Option shall vest on the first anniversary of the Grant Date, and Options for the remaining Shares shall vest on each subsequent anniversary of the Grant Date until fully vested, as follows:

Vesting Date	Options Vesting

Total

In the event of a “Change in Control” of the Company (as defined in Appendix A of this Agreement), the non-vested portion of the Option shall become immediately 100% vested as of the Change in Control date. The Optionee must still be in employment with the Company or any of its subsidiaries on any particular vesting date in order for the applicable Options to become vested as of such date.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

CONSOLIDATED GRAPHICS, INC.

By:

Name:

Title:

Address for Notices:

Consolidated Graphics, Inc.
5858 Westheimer, Suite 200
Houston, TX 77057
Attn: Chief Financial Officer

OPTIONEE

Signature

Address for Notices:

[Appendix A follows.]

Appendix A
Definition of “Change in Control”
1.	For purposes of this Stock Option Agreement, a “Change in Control” will be deemed to have occurred if at any time any of the following events shall occur:
(a)
the Company is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, conversion or reorganization less than a majority of the combined voting power of the then outstanding securities of the Company or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(b)
the Company sells (directly or indirectly) all or substantially all of its assets (including, without limitation, by means of the sale of the capital stock or assets of one or more direct or indirect subsidiaries of the Company) to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting securities (entitled to vote generally in the election of directors or persons performing similar functions on behalf of such other corporation or legal entity) of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale and/or such voting power is not held by substantially all of such holders in substantially the same proportions relative to each other;

(c)
any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes (subsequent to the Grant Date) the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(d)
the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred;

(e)
if during any one (1)-year period, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of (i) the directors of the Company then still in office who were directors of the Company at the beginning of any such period or (ii) directors referenced in clause (i) immediately preceding plus directors of the Company whose nomination and/or election was approved by the directors referenced in clause (i) immediately preceding; or

(f)	the shareholders of the Company approve a plan contemplating the liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of subsections (c) or (d) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) a corporation or other legal entity in which the Company directly or indirectly beneficially owns 100% of the voting securities of such entity, or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of fifty percent (50%) or otherwise, or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

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